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                                                                    EXHIBIT 99.1

[LOGO] VidaMed


Company Contacts                             Investor Contacts
VidaMed, Inc.                                Lippert/Heilshorn & Associates
-------------                                ------------------------------
Randy Lindholm, Chairman, President & CEO    Bruce Voss (Bvoss@lhai.com)
John Howe, Chief Financial Officer           Martin Halsall (Mhalsall@lhai.com)
(510) 492-4900                               (310) 691-7100
www.vidamed.com


              VIDAMED REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

    Full-Year Revenues Up 69%, U.S. Procedure Volume Up 130% Versus Last Year

FREMONT, Calif. (February 7, 2002) - VidaMed, Inc. (NASDAQ: VIDA), today reported results for the three and 12 months ended December 31, 2001.

Fourth quarter highlights include:

     . 55 TUNA systems sold worldwide, 50 in the U.S. and five internationally

     .    3,154 U.S. TUNA procedures performed and 3,831 worldwide

     . Medtronic agrees to acquire VidaMed, transaction expected to close first quarter 2002

     . Center for Medicare and Medicaid's (CMS) reimbursement rate for office-based procedures increased significantly January 1, 2002; hospital-based reimbursement rate remained unchanged

     . TUNA system receives 510(k) marketing clearance from the U.S. Food and Drug Administration (FDA) for indication to treat BPH patients with enlarged median lobes

Fourth quarter 2001 revenues were $4.9 million, up approximately 30% compared with third quarter 2001 revenues of $3.8 million, and up 204% compared with fourth quarter 2000 revenues of $1.6 million, which were based primarily on a fee-per-use hospital business.

In the fourth quarter of 2001, U.S. TUNA procedures performed grew 31% compared with third quarter 2001 procedures, and doubled from the fourth quarter of 2000. During the fourth quarter of 2001, VidaMed sold 55 TUNA systems, five to international distributors and 50 in the U.S., primarily to physician practices. U.S. TUNA system sales in the fourth quarter increased over third quarter system sales of 30, and second quarter system sales of nine.

Gross profit margin for the 2001 fourth quarter was 65%, compared with 62% in the third quarter of 2001 and 46% in the fourth quarter a year ago. Gross profit margins improved over fourth quarter of 2000 due to increased sales of disposable cartridges and TUNA systems, in primarily a physician office-based market versus a fee-per-use hospital based market a year ago.

The net loss for the 2001 fourth quarter was $2.3 million, or $0.06 per share (including approximately $0.7 million in legal and regulatory fees related to the impending merger with Medtronic), compared with a net loss of $2.0 million, or $0.06 per share, in the third quarter of 2001, and a net loss of $3.4 million, or $0.11 per share, in the fourth quarter a year ago.

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Full-year 2001 revenues increased 69% to $13.9 million from $8.2 million in
2000. For the full-year 9,064 U.S. TUNA procedures were performed, up 130% from the 3,943 procedures performed during 2000. The net loss for the year decreased to $9.4 million, or $0.26 per share, compared with a net loss of $10.7 million, or $0.35 per share in 2000.

"This year has been very exciting for VidaMed - 2001 began with the initiation of Medicare reimbursement for in-office TUNA procedures and ended with record revenues, procedures and capital equipment sales," commented Randy Lindholm, VidaMed's President and Chief Executive Officer. "The entire VidaMed team is proud to be able to help provide a safe, effective and lasting treatment for many men around the world suffering from the symptoms of BPH."

On January 23, 2002 VidaMed received marketing clearance from the FDA for its next generation Precision(TM) Office TUNA System. This latest technology features a 15-minute average treatment time for a typical-sized prostate, compared with 20 minutes for VidaMed's current Precision system. The company is planning to launch its newest system in the second quarter of 2002.

As previously announced, VidaMed has entered into an agreement and plan of merger with Medtronic, Inc. and Medtronic's merger subsidiary, VidaMed Acquisition Corp. pursuant to which each VidaMed shareholder will receive $7.91 per share of VidaMed common stock in cash upon consummation of the merger. Completion of the transaction is subject to customary conditions, including approval by VidaMed's shareholders. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on February 4, 2002. VidaMed expects to complete the transaction during the first quarter of 2002.

About VidaMed

VidaMed designs, develops and markets technologically and clinically advanced cost effective systems for the treatment of urological conditions.

VidaMed's TUNA system offers a safe and durable non-surgical treatment for the symptoms associated with BPH. These important quality-of-life symptoms include frequent and urgent urination, interruption of stream and nocturia (excessive urination at night), which may lead to sleep deprivation and related problems, such as loss of libido and impairment of sexual function. The TUNA procedure is an ideal alternative to drug therapy or invasive surgery. For investor information, call 800/363-2994, or visit VidaMed's Web site at www.vidamed.com.

Certain statements in this news release that are not historical in nature contain forward-looking information, particularly those statements that utilize terminology such as "anticipates," "may," "will," "should," "likely," "expects," "estimates," "believes" or "plans," or comparable terminology. Some of the forward-looking statements in this news release include statements regarding market acceptance of the TUNA procedure, technological and clinical advantages of the TUNA procedure over competitive technologies and the anticipated timing of the Company's merger with Medtronic. The forward-looking statements in this news release are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements including risks relating to changes in economic and market conditions, the rate of adoption of the TUNA procedure by the medical community, the impact of competitive treatments, products and pricing, the development and effectiveness of the Company's sales organization and marketing efforts, the scope and level of reimbursement coverage of the TUNA procedure by Medicare and other payors, the ability of the Company and Medtronic to fulfill their obligations under the merger agreement and other risks described in the Company's reports filed from time to time with the United States Securities and Exchange Commission including the Company's Form 10Q for the quarter ended September 30, 2001.

                           (Financial tables follow)

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                                  VIDAMED, INC.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                    (in thousands, except per share amounts)



                                                         Three Months Ended                   Year Ended
                                                             December 31,                     December 31,
                                                       2001               2000            2001          2000
                                                      --------          --------       --------       --------
Net revenue                                           $  4,933          $  1,622       $ 13,957       $  8,246

Cost of products sold                                    1,740               870          5,472          3,314
                                                      --------          --------       --------       --------
Gross Profit                                             3,193               752          8,485          4,932

Operating expenses
     Research and development                              911               782          3,380          3,262
     Selling, general and administrative                 4,510             3,346         14,962         12,494
                                                      --------          --------       --------       --------
Total Operating expenses                                 5,421             4,128         18,342         15,756
                                                      --------          --------       --------       --------
Operating loss                                          (2,228)           (3,376)        (9,857)       (10,824)
Other income (expense)                                     (56)              (16)           414            169
                                                      --------          --------       --------       --------
Net Loss                                              $ (2,284)         $ (3,392)      $ (9,443)      $(10,655)
                                                      ========          ========       ========       ========
Net loss per basic and diluted share                  $  (0.06)         $  (0.11)      $  (0.26)      $  (0.35)
                                                      ========          ========       ========       ========
Shares used in computing net loss per basic
     and diluted share                                  36,159            31,915         35,689         30,316
                                                      ========          ========       ========       ========



                                  VIDAMED, INC.
                      Condensed Consolidated Balance Sheet
                                 (in thousands)

                                                           December 31,      December 31,
                                                               2001              2000
                                                          --------------    --------------
                                                           (Unaudited)           (1)
Assets:
     Cash, cash equivalents and short-term
     investments                                           $   9,318        $   14,403
     Marketable securities                                       391             1,148
     Other current assets                                      6,464             1,838
     Property and equipment, net                               1,353             1,898
     Other assets                                                 97                99
                                                           ---------        ----------
        Total assets                                       $  17,623        $   19,386
                                                           =========        ==========

Liabilities and stockholders' equity:
     Notes payable, current                                    5,000        $    1,776
     Accounts payable and accrued liabilities                  4,721             3,104
                                                           ---------        ----------
        Total liabilities                                      9,721             4,880
     Stockholder's equity                                      7,902            14,506
                                                           ---------        ----------
        Total liabilities and stockholder's equity         $  17,623        $   19,386
                                                           =========        ==========


(1) Derived from audited financial statements